Sub-Item 77C - Submission of matters to a vote of security holders

A Special Meeting of Shareholders of Old Westbury Funds, Inc.
(the "Corporation"), was held on November 21, 2013 (the
"Meeting"). The following proposal was submitted for a vote of the Funds' shareholders at the Meeting:

1. To approve a proposed change to elect five Directors to the Board of Directors of the Corporation, each to hold office for an indefinite term

With respect to the proposal, the following votes were received:

      Shares outstanding as of the record date of the Meeting:
                                                        2,261,867,493.764

      Shares represented at the Meeting in person or by proxy:
                                                        2,220,117,427.043

      Shares voted in favor:
           Eugene P. Beard                              2,219,479,202.043
           Patricia L. Francy                           2,219,479,202.043
           J. David Officer                             2,220,103,263.043
           Alexander Ellis, III                         2,220,103,263.043
           Jeffrey J. Glowacki                          2,220,098,335.043

      Shares voted against:                                             0

      Shares abstaining:
           Eugene P. Beard                                    638,225.000
           Patricia L. Francy                                 638,225.000
           J. David Officer                                    14,164.000
           Alexander Ellis, III                                14,164.000
           Jeffrey J. Glowacki                                 19,092.000

Based on the votes received, the proposal was approved by shareholders of the Corporation.